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                                                                   EXHIBIT 21.1

                 SUBSIDIARIES OF PENTASTAR COMMUNICATIONS, INC.

PentaStar Internet, Inc.

PentaStar Holding Corp.

OC Mergerco 1, Inc.

OC Mergerco 2, Inc.

OC Mergerco 3, Inc.